Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SOLID THIRD QUARTER RESULTS

- Net Revenues Increase 6.0% in the Third Quarter, Reflecting Growth in All of the Company's Business Segments

- Two Growth Projects, the Rising Star RV Park and Silver Slipper Beach Complex,
Completed in Third Quarter of 2017

- Company Has Assembled a Site for Significant Expansion of Bronco Billy's Casino Hotel in Cripple Creek, Colorado; Includes Option to Lease or Purchase Neighboring Imperial Hotel and Casino

Las Vegas – November 7, 2017 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter and year-to-date period ending September 30, 2017.

On a consolidated basis, net revenues in the third quarter of 2017 increased 6.0% to $43.7 million, up from $41.3 million in the prior-year period. Net income for the third quarter of 2017 was $0.8 million, or $0.03 per diluted common share, compared to net income of $0.1 million, or $0.00 per diluted common share, in the prior-year period. Adjusted EBITDA(a) in the 2017 third quarter was $6.4 million versus $5.6 million in the third quarter of 2016. The increase was largely attributable to the settlement of parking garage litigation at Silver Slipper, as well as the opening of new amenities at several properties.

For the nine-month period, revenues rose 14.5% to $123.5 million, net loss improved to a loss of $1.3 million from a loss of $2.6 million, and Adjusted EBITDA increased 16.2% to $14.6 million. These improvements are attributable to a full period of ownership of Bronco Billy's, which was acquired in May 2016, strength at both Silver Slipper and Rising Star, and the parking garage settlement mentioned above. Significant construction disruption in the Northern Nevada segment in the first half of 2017 partially offset those improvements. Due in part to its significant depreciation and amortization expense, the Company generally has positive cash flow from operations despite net losses for the year-to-date periods.

"We are pleased with our recent results, with both Silver Slipper and Bronco Billy's delivering growth in the third quarter," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Some of those gains came from the recent completion of construction projects. Most recently, we opened the RV Park at Rising Star, the Oyster Bar at Silver Slipper, a pool complex and beach club at Silver Slipper, and the Crippled Cow pizza emporium at Bronco Billy's. The quality of those finished projects is outstanding and their final costs were in-line with our budget expectations. More importantly, we have seen a positive customer reaction to our new amenities. We look forward to those projects continuing to contribute to earnings in future quarters."

Continued Mr. Lee, "We also made significant headway on our designs for an expansion of our Bronco Billy's property in Cripple Creek, Colorado. We recently acquired land and entered into options on additional land, including the nearby Imperial Hotel and Casino. The Imperial Hotel is a historic property, offering twelve refurbished hotel rooms. The Imperial Casino is a casino that has been closed for a few years and occupies a key corner along Bennett Avenue. With these purchases and options, we now control more than 80% of the city block around Bronco Billy's, plus significant land adjoining these parcels. We've also spent months on the design of a four-star hotel, parking garage, and convention and entertainment center that could be built adjoining Bronco Billy's, thoughtfully blending its architecture into the city's historic district and seamlessly integrating the expansion with our existing casino footprint. Construction of such hotel will require the abandonment of two public rights-of-way that bisect the property and we intend to seek such abandonment over the next few months."

Third Quarter 2017 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel rose 9.6% in the third quarter of 2017 to $16.4 million from $15.0 million in the prior-year quarter. Adjusted Property EBITDA increased 32.6% to $3.1 million in the third quarter of 2017, up from $2.3 million in the prior-year period. In September 2017, the Company received $675,000 to favorably settle its outstanding legal claims related to defects in the initial construction of the parking garage at Silver Slipper and which, accordingly, positively affected Adjusted Property EBITDA in the third quarter of 2017. Silver Slipper also benefited from the addition of several new amenities, including a new oyster bar on the casino floor (opened in late-June 2017) and a new pool and beach club along the white sand beach fronting the property (opened in August 2017).

•
At Rising Star Casino Resort, net revenues rose 1.2% for the third quarter of 2017 to $12.7 million. Adjusted Property EBITDA of $728,000 in the third quarter of 2017 compares to $751,000 in the prior-year period. In August 2017, the Company opened a new 56-space RV park convenient to the casino. RV parks are common at casinos in other regions and the Recreation Vehicle Industry Association estimates that more than 60% of all recreation vehicles are manufactured in Indiana. Despite this, the RV Park at Rising Star is the first and only RV park at a casino in the region. Additionally, the Company is awaiting approval of its ferry boat plans by the U.S. Army Corps of Engineers, whose approval is necessary for construction of the roads and ramps on both sides of the river, as well as certain other governmental approvals. The ferry boat itself, meanwhile, is under construction. The Company hopes to commence the ferry boat operation in the spring of 2018.

•
At Bronco Billy's Casino and Hotel, net revenues improved 5.8% to $7.5 million and Adjusted Property EBITDA rose 9.9% to $1.8 million. In July 2017, we transformed an underperforming bar into a new pizza, beer, and coffee concept named the Crippled Cow. The Company also plans to build a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant. This expansion will integrate seamlessly with the existing casino. For renderings of the proposed expansion, as well as a presentation discussing the Company's rationale for its Bronco Billy's expansion, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $7.1 million and $6.6 million for the third quarter of 2017 and 2016, respectively. Adjusted Property EBITDA for the Northern Nevada segment was approximately flat at $1.9 million for the same periods. The Company recently completed construction of a significant renovation at Grand Lodge, which the Company expects will benefit results during the winter season. It is also nearing completion of a new porte cochere and landscaping improvements at Stockman's Casino.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of September 30, 2017, the Company had $22.4 million in cash and $96.6 million in outstanding first- and second-lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at September 30, 2017. Net debt as of September 30, 2017 was $74.2 million. The balance sheet reflects the closing of the Company's rights offering in November 2016 in advance of the various growth projects, some of which have recently opened, as well as funds generated from operations.

Conference Call Information
The Company will host a conference call for investors today, November 7, 2017, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2017 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 289-0438 or, for international callers, (323) 794-2423.

A replay of the conference call will be available shortly after the conclusion of the call through November 21, 2017. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 7646678.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; the impact of our finished projects and renovations on our results of operations; our proposed expansion of Bronco Billy's and expected returns from that project; our construction budgets, time lines, and disruption expectations; and our pursuit of opportunities in Indiana. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms, the increase in Full House's indebtedness due to the acquisition or expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in our credit agreements) is also used to determine compliance with certain covenants and the appropriate interest rate under such agreements.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Casino	$39,009	$36,967	$110,702	$97,093
Food and beverage	8,760	8,282	24,759	21,438
Hotel	2,408	2,361	6,724	6,488
Other operations	1,234	1,252	3,250	3,094
Gross revenues	51,411	48,862	145,435	128,113
Less promotional allowances	(7,685)	(7,601)	(21,968)	(20,309)
Net revenues	43,726	41,261	123,467	107,804
Operating costs and expenses
Casino	20,102	19,380	57,556	49,910
Food and beverage	3,466	2,817	9,598	7,090
Hotel	348	297	826	768
Other operations	483	475	1,333	1,236
Selling, general and administrative	13,076	12,747	39,889	36,508
Project development, acquisition costs and other	65	439	249	1,211
Depreciation and amortization	2,193	2,203	6,428	5,795
	39,733	38,358	115,879	102,518
Operating income	3,993	2,903	7,588	5,286
Other (expense) income
Interest expense, net of capitalized interest	(2,718)	(2,748)	(8,102)	(6,740)
Debt modification costs	—	(24)	—	(624)
Adjustment to fair value of warrants	(302)	181	(272)	(60)
	(3,020)	(2,591)	(8,374)	(7,424)
Income (loss) before income taxes	973	312	(786)	(2,138)
Provision for income taxes	184	177	552	458
Net income (loss)	$789	$135	$(1,338)	$(2,596)
Basic earnings (loss) per share	$0.03	$0.01	$(0.06)	$(0.13)
Diluted earnings (loss) per share	$0.03	$—	$(0.06)	$(0.13)
Basic weighted average number of common shares outstanding	22,891	19,689	22,877	19,666
Diluted weighted average number of common shares outstanding	23,663	19,996	22,877	19,666

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Revenues
Silver Slipper Casino and Hotel	$16,425	$14,987	$49,520	$44,326
Rising Star Casino Resort	12,698	12,553	37,498	36,852
Bronco Billy's Casino and Hotel	7,505	7,092	20,140	10,427
Northern Nevada Casinos	7,098	6,629	16,309	16,199
	$43,726	$41,261	$123,467	$107,804

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,054	$2,304	$9,013	$7,335
Rising Star Casino Resort	728	751	2,671	2,483
Bronco Billy's Casino and Hotel	1,769	1,610	4,092	2,698
Northern Nevada Casinos	1,892	1,864	2,391	3,256
Adjusted Property EBITDA	7,443	6,529	18,167	15,772
Corporate	(1,064)	(889)	(3,518)	(3,165)
Adjusted EBITDA	$6,379	$5,640	$14,649	$12,607

Depreciation and amortization	(2,193)	(2,203)	(6,428)	(5,795)
Project development and acquisition costs	(53)	(130)	(238)	(902)
Gain (loss) on asset disposals, net	(12)	(309)	2	(309)
Share-based compensation	(128)	(95)	(397)	(315)
Operating income	3,993	2,903	7,588	5,286
Other (expense) income
Interest expense	(2,718)	(2,748)	(8,102)	(6,740)
Debt modification costs	—	(24)	—	(624)
Adjustment to fair value of warrants	(302)	181	(272)	(60)
	(3,020)	(2,591)	(8,374)	(7,424)
Income (loss) before income taxes	973	312	(786)	(2,138)
Provision for income taxes	(184)	(177)	(552)	(458)
Net income (loss)	$789	$135	$(1,338)	$(2,596)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com